Exhibit 4.10

RESTRICTED STOCK GRANT AGREEMENT

This Restricted Stock Grant Agreement is dated as of [_____________] (this “Agreement”), and is between PLEDGE PETROLEUM CORP., a Delaware corporation (“Pledge”), and John Huemoeller, an individual (“Grantee”).

WHEREAS, Grantee is a member of the board of directors of Pledge, Pledge considers Grantee’s continued services as a director by Pledge to be important to its growth, and consequently Pledge wishes to grant to Grantee, shares of Pledge restricted common stock, subject to the terms of this Agreement.

The parties therefore agree as follows:

1. Grant of Stock. Pledge hereby issues to Grantee [_____________] shares of Pledge common stock, subject to vesting as provided in section 2 (those shares and any securities issued in respect of or as replacements for those shares, the “Shares” or the “Restricted Shares”).

2. Vesting. Subject to Section 8 below, the Shares will vest as follows: 1/3 of the shares shall vest immediately and 1/3 of the shares shall vest on the first year anniversary of the date hereof and 1/3 of the shares shall vest on the second year anniversary of the date hereof, so long as Grantee is serving as a director of Pledge on such vesting dates. Notwithstanding the foregoing vesting schedule, in the event of a Change of Control (as defined herein), the Shares shall immediately vest. A “Change of Control” shall be defined as a sale of all or substantially all of Pledge’s assets, or any merger or consolidation of Pledge with or into another corporation other than a merger or consolidation in which the holders of more than 50% of the shares of capital stock of Pledge outstanding immediately prior to such transaction continue to hold (either by the voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of Pledge, or such surviving entity, outstanding immediately after such transaction.

3. Adjustment. If shares of Pledge common stock are subdivided or combined into a greater or smaller number of shares, or Pledge pays any stock dividend or otherwise issues any securities in respect of Pledge common stock, or upon a merger, consolidation, reorganization, split-up, combination, or recapitalization or the like of Pledge, or upon exchange of shares of Pledge common stock or other securities issued in respect of Pledge common stock for other securities of Pledge or of another corporation, all references under this Agreement to the Shares, or Restricted Shares will be appropriately adjusted or revised to reflect that change.

4. Shareholder Rights. Subject to the terms of this Agreement, Grantee has all the rights of a shareholder with respect to Restricted Shares, including without limitation the right to vote the Restricted Shares and to receive any cash dividends declared on the Restricted Shares.

5. Compliance With Securities Laws. (a) Grantee represents that he is acquiring the Shares on his/her own account for the purpose of investment and not with a view to, or for sale in connection with, distribution of any Shares.

(b) Subject to restrictions on transferability of the Shares stated elsewhere in this Agreement, Grantee shall not sell, transfer, assign, pledge, encumber, or otherwise dispose of any Shares or any beneficial interest therein unless (1) the Shares or beneficial interest, as the case may be, that he proposes to dispose of are registered in an effective registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), or (2) if required by Pledge, Pledge has received an opinion, in form and substance satisfactory to Pledge, from Pledge’s legal counsel to the effect that disposition of those Shares or that beneficial interest, as the case may be, does not require registration under the Securities Act, or any applicable state securities laws.

(c) Grantee acknowledges that neither Pledge nor any agent of Pledge is required to recognize any transfer of any Shares if, in the opinion of counsel for Pledge, that transfer would result in violation by Pledge of any federal or state law with respect to the offering, issuance, or sale of securities.

(d) At the written request of Pledge or any managing underwriter of any underwritten public offering of securities of Pledge, Grantee will not, without the prior written consent of Pledge or any such managing underwriter, sell, make any short sale of, loan, grant any option for the purchase of, pledge or otherwise encumber, or otherwise dispose of, any Shares during the 180 day period commencing on the effective date of the registration statement relating to any such underwritten public offering of securities.

(e) Pledge is entitled to endorse the certificates representing the Shares with the following legends:

(1)	“The securities represented hereby have not been registered under the Securities Act of 1933, as amended, or any state securities laws and neither the securities nor any interest therein may be offered, sold, transferred, pledged or otherwise disposed of except pursuant to an effective registration statement under the Securities Act or state securities laws or an exemption from registration under the Securities Act and state securities laws that, in the opinion of counsel for Pledge Petroleum Corp., is available.”

(2)	“Transferability of the shares represented by this certificate is subject to the terms of the Restricted Stock Grant Agreement dated [_____________], between Pledge Petroleum Corp. and Grantee. A copy of that Agreement is on file at the offices of 10655 Bammel North Houston Road, Houston, Texas 77086.”

6. Waiver of Jury Trial. Each party hereby waives any right to a jury trial and any right to claim or recover punitive damages.

7. No Effect on Service. Nothing contained in this Agreement confers on Grantee any right with respect to continuation as a director or interferes in any way with the right of Pledge at any time to terminate Grantee’s appointment as a director, subject to the terms of any provision of law, or Pledge’s organizational documents, to the contrary.

8. Termination of Service. Notwithstanding Section 7 and the vesting schedule in Section 2, in the event of termination of Grantee’s service as a director any unvested Shares remaining shall be forfeited by Grantee as of the date of termination. Any Shares forfeited pursuant to this Agreement shall be transferred to, and reacquired by, the Company without payment of any consideration by the Company, and neither the Grantee nor any of the Grantee’s successors, heirs, assigns or personal representatives shall thereafter have any further rights or interests in such Shares. If certificates for any such Shares containing restrictive legends shall have theretofore been delivered to the Grantee (or his/her legatees or personal representative), such certificates shall be returned to the Company, complete with any necessary signatures or instruments of transfer.

9. Taxes/Section 83(b) Election. (a) Because Grantee is a non-employee director, the Company will not make any provision for the withholding of federal, state, or local taxes in connection with the grant or vesting of the Restricted Shares. The Company will provide Grantee with a completed IRS Form 1099 reporting non-employee compensation and certain other payments made to Grantee by the Company for Grantee’s service as a director, including payments in connection with the Restricted Shares. Grantee is responsible for his tax obligations in connection with the grant and vesting of the Restricted Shares, and the Company recommends that Grantee consult with his tax advisor

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(b) Grantee understands that under section 83 of the Internal Revenue Code of 1986, as amended (the “Code”), as of the date that any forfeiture restrictions applicable to any Restricted Shares lapse, the excess of the fair market value of those Restricted Shares on that date over the purchase price paid for those Restricted Shares will be reportable as ordinary income. Grantee understands, however, that he may elect to be taxed at the time the Restricted Shares are acquired under this Agreement, rather than when the Restricted Shares cease to be subject to the forfeiture restrictions of this Agreement, by filing an election under Section 83(b) of the Code with the Internal Revenue Service within 30 days after the date of this Agreement.

(c) Grantee acknowledges that it is his sole responsibility, and not Pledge’s, to file a timely election under section 83(b), even if Grantee requests that Pledge or its representatives make this filing on Grantee’s behalf.

10. Assignment. Neither party may assign any rights or delegate any obligations under this Agreement except with the prior written consent of the other party.

11. Binding. This Agreement binds and inures to the benefit of the parties and their respective permitted successors and assigns.

12. Governing Law. The laws of the State of Delaware (without giving effect to principles of conflict of laws) govern all matters arising out of this Agreement, including without limitation tort claims.

13. Entirety of Agreement. This Agreement constitutes the entire Agreement of the parties concerning the subject matter of this Agreement and supersedes all prior agreements, if any.

14. Notices. (a) Every notice or other communication required or contemplated by this Agreement must be in writing and sent by one of the following methods:

(1)	personal delivery, in which case delivery will be deemed to occur the day of delivery;

(2)	certified or registered mail, postage prepaid, return receipt requested, in which case delivery will be deemed to occur the day it is officially recorded by the U.S. Postal Service as delivered to the intended recipient; or

(3)	next-day delivery to a U.S. address by recognized overnight delivery service such as Federal Express, in which case delivery will be deemed to occur upon receipt.

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(b) In each case, a notice or other communication sent to a party must be directed to the address for that party set forth below, or to another address designated by that party by written notice:

If to Pledge:

Pledge Petroleum Corp.

10655 Bammel North Houston Road

Houston, Texas 77086

with a copy to:

Gracin & Marlow, LLP

The Chrysler Building

405 Lexington Avenue, 25th Floor

New York, New York 10174

Attention: Leslie Marlow

If to Grantee:

[_____________]

15. Counterparts. This Agreement may be executed in several counterparts, each of which is an original and all of which together constitute one and the same instrument.

The undersigned are signing this Agreement on the date stated in the introductory clause.

PLEDGE PETROLEUM CORP.

By:
	Name:	John Zotos
	Title:	Secretary

GRANTEE:

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